SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                     13-3152648
   (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                      Identification No.)


                    200 NORTH WESTLAKE BOULEVARD, SUITE 202,
               WESTLAKE VILLAGE, CALIFORNIA 91362 (805) 381-2700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ----------------------
                                  STEPHEN ROSS
                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                     200 NORTH WESTLAKE BOULEVARD, SUITE 202
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 381-2700

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------
                                   Copies to:


                              MURRAY MARKILES, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3000

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                         100,000 SHARES OF COMMON STOCK




     This is an offering of 100,000 shares of common stock of Dental/Medical Diagnostic Systems, Inc. Chrysalis Dental, Inc., the selling stockholder named in this prospectus is offering all of the shares to be sold in the offering. Dental/Medical will not receive any of the proceeds from the offering.

     The common stock is quoted on the Nasdaq SmallCap Market under the symbol "DMDS" and on the Boston Stock Exchange under the symbol "DMD." On March 31, 1999, the high and low prices of the Common Stock on the Nasdaq SmallCap Market was $8.50 and $8.06, respectively, and the bid and the ask prices of the Common Stock on the Boston Stock exchange was $8.06 and $8.56, respectively.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


     INVESTING IN THE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ---------------

                  The date of this prospectus is April 6, 1999

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS..................................4

RISK FACTORS.............................................................5

USE OF PROCEEDS.........................................................12

SELLING STOCKHOLDER.....................................................13

PLAN OF DISTRIBUTION....................................................14

WHERE YOU CAN FIND MORE INFORMATION.....................................15

LEGAL MATTERS...........................................................16

EXPERTS.................................................................16

                     ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS


Dental Medical Diagnostic Systems, Inc. designs, develops, manufactures and sells high technology dental equipment. Our primary product emphasis for approximately the past two years has been on the manufacture and sale of an intraoral camera system known as the "TeliCam II System," an updated version of the intraoral camera system, the "TeliCam Elite," and an intraoral camera network known as the InTELInet, for use in connection with the TeliCam II System. TeliCam System II and Elite systems sales have recently been below levels of prior comparable periods, a trend that we expect to continue. However, in the last twelve months our primary product emphasis has begun to shift toward a tooth whitening and curing device known as the Apollo 95E, which we now market both domestically and internationally. We believe that the Apollo 95E produces faster results than other products currently available in the marketplace. This product is designed to harden composite material in three seconds or less, and to produce teeth whitening in a dental office in less than one hour.

We also began marketing the whitening materials, Apollo Secret, to be used with the Apollo 95E in November 1998. We plan to begin marketing the chemical composite filling material, Apollo Cure, also for use with the Apollo 95E, during the second quarter of 1999. Apollo Secret power whitening offers the following benefits:

          o     a reduction of patient discomfort;

          o the procedure can be performed by a dental assistant or hygienist in most states (generally in less than 40 minutes);

          o the ability to whiten the patient's teeth up to ten shades lighter; and

          o     no surface damage to the tooth enamel or pulp.


We have the exclusive rights to market products to the dental market incorporating certain digital x-ray technology being developed by Suni Imaging Microsystems, Inc. Suni will keep the rights to developed microchip technology underlying the x-ray system it develops for us. Digital x-ray systems, including competitive systems currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. The technology being developed for us by Suni, if successfully developed, will provide the following benefits:


          o     an improved image quality digital x-ray system;

          o     a price expected to be lower than competitive systems; and

          o database storage and recall of images for comparison purposes similar to competitive systems.

We plan to launch this product internationally beginning in April of 1999 but do not guarantee that we will achieve this schedule. If our digital x-ray technology is successfully developed, marketing of this technology domestically will begin if, and when, FDA approval is granted. We cannot assure you that the FDA will approve our 510(k) filing.

Dental/Medical was organized in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware in 1983. Dental/Medical's principal executive offices are located at 200 North Westlake Boulevard, Suite 202, Westlake Village, California 91362, (805) 381-2700.

                                  RISK FACTORS

     Investment in the shares covered by this prospectus involves a significant degree of risk. You should carefully consider all of the information in this prospectus, and, in particular, should evaluate the following risks related to an investment in the shares.


WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR LIKELIHOOD OF SUCCESS.


We have only manufactured and distributed our TeliCam systems since October 1995 and manufactured and distributed our Apollo 95E since March 1998. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. Factors such as the risks, expenses and difficulties frequently encountered in the operation and expansion of a relatively new business and the development and marketing of new products must be considered in evaluating the likelihood of success of our company.


WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICIT.


For the period from October 23, 1995 to March 2, 1996 we had a net loss of $1,625,213. For the fiscal year ended December 31, 1997 we had a net loss of $2,044,729 and for the fiscal year ended December 31, 1998 we had a net loss of $1,816,702. At December 31, 1998, our accumulated deficit was $5,349,493. Our ability to obtain and sustain profitability will depend, in part, upon the successful marketing of our existing products and the successful and timely introduction of new products. Although the Company was profitable in the quarter ended December 31, 1998, there can be no assurance that the Company will continue to be profitable.



FLUCTUATION IN QUARTERLY RESULTS MAY RESULT IN DECLINES IN OUR STOCK PRICE.

Certain quarterly influences may affect our business. Sales are generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and are generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. It is also expected that our business will experience lower sales in the summer months as a consequence of holiday vacations and a lesser number of trade shows. These fluctuations could result in significant fluctuations, including significant declines in our stock price.


ONE OF OUR PRIMARY PRODUCTS HAS HAD A SIGNIFICANT DECLINE IN SALES


The TeliCam systems, together with related products such as the InTELInet system, and the Apollo 95E have been our primary products and during the last nine months have made up a substantial portion of our revenue. We believe that the market for intraoral cameras, such as the TeliCam systems, is a market that has declined. TeliCam systems sales have recently been below levels of prior comparable periods, a trend which we expect to continue. For example, TeliCam systems sales for the year ended December 31, 1998 were approximately $6,500,000 as compared to approximately $15,300,000 for TeliCam systems sales for the year ended December 31, 1997.

AS A RESULT OF THE DECLINE IN SALES OF THE TELICAM, OUR FUTURE DEPENDS ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.


As a result of the decline in the intraoral camera market, our future depends upon our ability to develop and successfully introduce new products to make up for the diminished sales of the Telicam systems. Development of new product lines is risk intensive and often requires:

     o    long-term forecasting of market trends;

     o    the development and implementation of new designs;

     o    compliance with extensive governmental regulatory requirements; and

     o    a substantial capital commitment.


Also, the medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or ensure that our products do not become obsolete. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or if there are any significant delays in product development or introduction, this could have a material adverse effect on our business.


WE WILL NEED ADDITIONAL CAPITAL TO FINANCE RESEARCH AND DEVELOPMENT OF OUR NEW PRODUCTS.


We anticipate that we will need additional capital during the calendar year 1999 to satisfy our expected increased working capital and research and development requirements for our planned new products. We are currently exploring alternatives to fulfill these requirements, but cannot assure you that additional financing will be available when needed or that, if available, it will be on terms favorable to us or our stockholders. If needed funds are not available, we may be required to limit or forego the development of new products or even limit current operations, which could have a material adverse effect on our business, operating results and financial condition.

WE SUBSTANTIALLY DEPEND UPON THIRD PARTIES FOR SEVERAL CRITICAL ELEMENTS OF OUR BUSINESS, INCLUDING THE DEVELOPMENT AND LICENSING FOR DISTRIBUTION OF OUR PRODUCTS.


We are dependent upon third party developers and suppliers for the development and manufacture of all of the components used in our dental equipment and for the development and manufacture of our consumable products. Outside of updating our current products, we do not develop any of our technology. Instead of developing technology, we continually seek out third parties that own new and innovative technology that they may be willing to license to us or develop into new dental products under a development agreement. We have had problems in the past obtaining a marketable product from companies with whom we had entered into a licensing arrangement. We entered into a licensing agreement with Ion Laser Technology under which ILT was unable to develop a product in accordance with the delivery schedule established by our agreement that met our specifications; as a result, we were forced to find an alternative product to that which we had contracted with ILT.

Under licensing and development arrangements we have obtained exclusive marketing rights to products for the dental market incorporating certain digital x-ray technology developed by Suni. We have paid significant non-refundable advances to, and are dependant upon Suni to successfully develop the digital x-ray technology and to commercialize the digital x-ray technology. We do not guarantee that Suni will be successful in this endeavor. If Suni should not develop a digital x-ray product which is accepted in the marketplace, and has sufficient sales to achieve profits, this could have a material adverse effect on our future prospects.


IN ORDER TO MAINTAIN OUR EXCLUSIVE RIGHTS TO THE DIGITAL X-RAY TECHNOLOGY DEVELOPED BY SUNI WE MUST MAKE CERTAIN MINIMUM ROYALTY PAYMENTS TO SUNI.


In order to maintain our rights to be the exclusive dental licensee of the digital x-ray technology developed by Suni, our agreement with Suni requires us to make minimum royalty payments. The royalty payments begin coming due when products incorporating the developed technology are introduced to the market. We cannot guarantee that we will be able to make the minimum royalty payments required to maintain our rights to be the exclusive distributor. If we do not make the required royalty payments, Suni will be able to license the developed technology to our competitors, or grant an exclusive license to a competitor, which could have a material adverse effect on our operating results and financial condition.

THE GOVERNMENT EXTENSIVELY REGULATES OUR PRODUCTS.


The United States Food and Drug Administration, as well as state and foreign agencies, regulate almost all aspects of our medical devices including:

     o    entry into the marketplace;
     o    design;
     o    testing;
     o    manufacturing procedures;
     o    reporting of complaints;
     o    labeling; and
     o    promotional activities.

Under the Federal Food, Drug, and Cosmetic Act, FDA has the authority to control the introduction of new products into the marketplace. Unless specifically exempted by the agency, medical devices enter the marketplace through either FDA clearance of premarket approval application or FDA approval of an application for 510k clearance. FDA conducts periodic inspections to assure compliance with it's regulations.

Unless specifically exempted by FDA's regulations, we will need to file a 510k submission or PMA application for any new products developed in the future including any using digital x-ray technology. The process of obtaining a clearance or approval can be time-consuming and expensive. Compliance with FDA's regulatory requirements can be expensive and time consuming. We do not guarantee that the required regulatory approvals or clearances will be obtained. Any approval or clearance obtained from FDA may include significant limitations on the use of the medical device which is the subject of the approval or clearance. We cannot market a medical device if needed FDA approval or clearance is not granted. Inability to obtain such approval or clearance could result in a delay or suspension of the manufacture and sale of affected medical devices. Any such delay or suspension would have a material adverse effect on our business. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by us more difficult in the future. The failure to obtain the required regulatory clearances or to comply with applicable regulations could result in one or more of the following:

     o    fines;
     o    delays or suspensions of device clearances;
     o    seizure actions;
     o    mandatory recalls;
     o    injunction action; and
     o    criminal prosecution.

WE DO NOT HAVE CALIFORNIA LICENSING.

The State of California requires that each facility manufacturing a medical device apply for and obtain from the State's Department of Health Services a Medical Device Manufacturing License. To qualify for the license, a facility must be in compliance with FDA's regulatory requirements. We filed a timely application for this license and in early March of 1999 the DHS conducted an inspection of our manufacturing facility in Irvine, California and found no "reportable observations." We received a list of adjustments and clarifications recommended by the DHS. We filed a response to this list on March 19, 1999 and we expect to receive a California Medical Device Manufacturing License in early April, 1999. We cannot guarantee that DHS will grant our license. We cannot manufacture devices at our facility if the license is not granted. Inability to obtain this license could result in a delay or suspension of the manufacture and sale of our medical devices. Any such delay or suspension would have a material adverse effect on our business.


THE LOSS OF OUR CHIEF EXECUTIVE OFFICER WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

Our success is highly dependent upon our Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of Robert H. Gurevitch along with the loss of his numerous contacts and relationships in the industry would have a material adverse effect on our business. We have entered into an Employment Agreement with Robert H. Gurevitch under which he has agreed to render services to us until October 1, 1999. We have obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which we are the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to us in the event of his death.

NONE OF OUR PRODUCTS ARE PROTECTED BY PATENTS.


Our future success and ability to compete is dependent in part upon our proprietary technology used in the Apollo 95E. The Apollo 95E is currently only protected by a patent in France. Patent protection is being sought in all of the countries of the world in which this technology can be marketed. There can be no assurance that patents outside of France will be granted for the Apollo 95E system, and, if granted, the patents will provide adequate protection for the Company's technologies. Consequently, we rely primarily on trademark, trade secret and copyright laws to protect our technology. However, there can be no assurance that third parties will not try to copy our products. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our proprietary rights are breached and therefore a breach of our proprietary rights could have a material adverse effect on our financial condition.



ISSUANCE OF PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING A CHANGE OF
CONTROL.

We have authorized 1,000,000 shares of preferred stock, which may be issued by the Board of Directors with certain rights not granted to the holders of common stock. Issuance of such preferred stock, depending upon the terms and the rights thereof, may have the effect of delaying, deterring or preventing a change in control.

WE ARE SUSCEPTIBLE TO PRODUCT LIABILITY SUITS.

Although we have not yet had any product liability claims, because of the nature of the medical/dental device industry, there can be no assurance that we will not be subject to such claims in the future. Our products come into contact with more vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of such claims. A successful product liability claim or claim arising as a result of use of our products brought against us, or the negative publicity brought up by such claim, could have a material adverse effect upon our business. We maintain product liability insurance with coverage limits of $10,000,000 per occurrence and $11,000,000 per year. While we believe that we maintain adequate insurance coverage, we do not guarantee that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.



THE YEAR 2000 ISSUE COULD HAVE AN IMPACT ON OUR INFORMATION TECHNOLOGY AND NON-INFORMATION TECHNOLOGY SYSTEMS AS WELL AS THOSE OF OUR SUPPLIERS, DISTRIBUTORS AND/OR CUSTOMERS, ANY OF WHICH COULD NEGATIVELY AFFECT SALES OF OUR PRODUCTS.

The Year 2000 readiness issue, which is common to most businesses, arises from the inability of information systems, and other time and date sensitive products and systems, to properly recognize and process date-sensitive information or system failures. Estimates of the potential cost and effects of Year 2000 issues vary significantly among businesses, and it is extremely difficult to predict the actual impact. Recognizing this uncertainty, management is continuing to actively analyze, assess and plan for various Year 2000 issues across its businesses.

The Year 2000 issue has an impact on both information technology systems and non-information technology systems, such as its manufacturing systems and physical facilities including, but not limited to, security systems and utilities. Although our management believes that a majority of our information technology systems are Year 2000 ready, such systems still have to be tested for Year 2000 readiness. We are replacing or upgrading those systems that are identified as non-Year 2000 compliant. Certain information technology systems previously identified as non-Year 2000 compliant are being upgraded or replaced which should be complete by June 30, 1999. Non-information technology system issues are more difficult to identify and resolve. We are actively identifying non-information technology Year 2000 issues concerning our products and services, as well as our physical facility locations. As non-information technology areas are identified, our management formulates the necessary actions to ensure minimal disruption to our business processes. Although our management believes that its efforts will be successful and the costs will be immaterial to our consolidated financial position and results of operations, it also recognizes that any failure or delay could cause a potential impact.

We have initiated efforts to ensure Year 2000 readiness of our products and services. We have moved to a Year 2000 compliant network operating system, and our key financial, manufacturing and other in-house systems are already materially compliant.


The Year 2000 readiness of our customers varies. We are not investigating whether or not our customers are evaluating and/or preparing their own systems. These efforts by customers to address Year 2000 issues may affect the demand for certain products and services; however, the impact on our revenue is highly uncertain. We have also begun efforts to assess the Year 2000 readiness of our key suppliers and business partners. Our direction of this effort is to ensure the adequacy of resources and supplies to minimize any potential business interruptions.

The Year 2000 issue presents a number of other risks and uncertainties that could impact us, such as public utilities failures, potential claims against us for damages arising from products and services that are not Year 2000 compliant, and the response ability of certain government commissions of the various geographic areas where Dental/Medical conducts business. While we continue to believe the Year 2000 issues described above will not materially affect our financial position, it remains uncertain as to what extent, if any, we may be impacted.

If we, our customers or vendors are unable to resolve any Year 2000 compliance problems in a timely manner, we could face business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. Contingency plans that address a reasonably likely worst case scenario have not yet been developed. We intend to determine whether any such plans will be necessary in the coming months.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the shares offered by Chrysalis Dental, Inc., the selling stockholder, under this prospectus. Chrysalis Dental, Inc. will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus.

                               SELLING STOCKHOLDER


We are registering 100,000 shares of common stock on behalf of Chrysalis Dental, Inc. We issued the 100,000 shares of common stock to Chrysalis Dental, Inc. as the purchase price for our acquisition of a worldwide license to technology owned by Chrysalis Dental, Inc. in October of 1998. We agreed to register the common stock on a Form S-3 Registration Statement.

We do not know if, when, or in what amounts Chrysalis Dental, Inc. will sell shares of the common stock. Thus, we cannot estimate how many shares Chrysalis Dental, Inc. will hold after completion of the offering.

                              Common Stock Owned Prior to the Offering
                              ----------------------------------------
                             Number of                        Number of
                             Shares of        Percent of     Shares to be
                           Common Stock         Class           Sold

                          ---------------    ------------   --------------
Chrysalis Dental, Inc.        100,000            1.9%          100,000

                              PLAN OF DISTRIBUTION


We are registering the shares on behalf of Chrysalis Dental, Inc. As used in this prospectus, Chrysalis Dental, Inc. includes donees and pledgees selling shares received from Chrysalis Dental, Inc. after the date of this prospectus. Chrysalis Dental, Inc. will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus.

The shares may be offered and sold by Chrysalis Dental, Inc. directly to purchasers or through one or more underwriters, brokers, dealers or agents, in one or more types of transactions:

          o         on the Nasdaq SmallCap Market or the Boston Stock Exchange,

          o         in negotiated transactions,

          o         through put or call options relating to the shares,

          o         through short sales of shares, or

          o a combination of these methods of sale, at market prices or at negotiated prices.

Chrysalis Dental, Inc. has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

Chrysalis Dental, Inc. and any broker-dealers that act in connection with the sale of shares might be considered "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares sold by them might be considered to be underwriting discounts or commissions under the Securities Act. Because Chrysalis Dental, Inc. may be considered an underwriter within the meaning of
Section 2(11) of the Securities Act, Chrysalis Dental, Inc. will be required to deliver a prospectus in connection with the sale of their shares.

If required, the following information will be disclosed in a prospectus supplement or, if necessary, an amendment to the registration statement:

          o         the specific shares to be sold,

          o         the respective purchase prices and public offering prices,

          o         the names of any agent, dealer or underwriter, and

          o         any applicable commissions or discounts.

                       WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." You can also inspect such reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the following documents:


          o Annual Report on Form 10-KSB for the year ended December 31, 1998.

          o         Current Report on Form 8-K filed on January 13, 1999.

          o         Current Report on Form 8-K filed on March 19, 1999.

          o Description of our capital stock contained on page 45 of our amendment No. 2 on Form SB-2 (File # 33-22507).

          o All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of the common stock is terminated.


You may request a copy of the information incorporated by reference, at no cost, by contacting us at the following address or telephone number:

                           Bette Smith
                           Dental/Medical Diagnostic Systems, Inc.
                           200 North Westlake Boulevard, Suite 202
                           Westlake Village, California 91362
                           (805) 381-2700


You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Chrysalis Dental, Inc. should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                  LEGAL MATTERS

Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Dental/Medical a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS

Our independent accountants, PricewaterhouseCoopers LLP, have audited the following financial statements as indicated in their reports prepared in connection with these financial statements:

          o         our consolidated balance sheet as of December 31, 1997,

          o         our consolidated balance sheet as of December 31, 1998,

          o our consolidated statements of income, retained earnings and cash flows for the ten month period ended December 31, 1996,

          o our consolidated statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 1997, and

          o our consolidated statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 1998.


These financial statements are incorporated herein in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

PART II                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses, to be borne by the selling stockholder, in connection with the offering are as follows:

                                                             Amount
                                                        ----------------
Registration Fee Under Securities Act of 1933.......    $     195.00

NASD Filing Fee.....................................    $        *

Blue Sky Fees and Expenses..........................    $        *

Printing and Engraving Certificates.................    $        *

Legal Fees and Expenses.............................    $   9,500.00

Accounting Fees and Expenses........................    $   6,500.00

Registrar and Transfer Agent Fees...................    $        *

Miscellaneous Expenses..............................    $        *
                                                        ----------------

         TOTAL......................................    $  16,195.00
                                                        ================

-----------------
* Not applicable or none.

ITEM 15         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law ("DGCL"), Dental/Medical's Amended and Restated Certificate of Incorporation limits the personal liability of directors to Dental/Medical for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to Dental/Medical or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Dental/Medical has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of Dental/Medical or of any subsidiary of Dental/Medical or of any other company or enterprise in which they are serving at the request of Dental/Medical. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Dental/Medical has purchased a directors and officers liability insurance policy in the amount of $5,000,000.

ITEM 16         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

See the Exhibit Index of this Registration Statement.

ITEM 17         UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, State of California, on April 5, 1999.


                                        DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                        (Registrant)


                                        By:     /S/ ROBERT H. GUREVITCH
                                            -----------------------------------
                                               Robert H. Gurevitch
                                               Chairman of the Board and
                                               Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                         TITLE                     DATE
          ---------                         -----                     ----

                                     Chairman of the Board
         /s/ Robert H. Gurevitch     and Chief Executive Officer   April 5, 1999
----------------------------------
           Robert H. Gurevitch

                                     Chief Financial Officer
             *                       and Chief Accounting Officer  April 5, 1999
----------------------------------
              Stephen Ross

             *                       Director                      April 5, 1999
----------------------------------
           Marvin H. Kleinberg

             *                       Director                      April 5, 1999
----------------------------------
            Jack D. Preston

*By:    /s/ Robert H. Gurevitch
----------------------------------
            Robert H. Gurevitch
            his Attorney-In-Fact

                                  EXHIBIT INDEX


NO.        ITEM
---        ----

4.1 Specimen Stock Certificate of the Registrant [Incorporated by reference to Amendment No. 1 of Form SB-2 filed on April 7, 1997].

5.1       Opinion of Troop Steuber Pasich Reddick & Tobey, LLP. [Previously
          Filed.]

23.1      Consent of PricewaterhouseCoopers, LLP.

23.2 Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included as part of Exhibit 5.1).

24.1      Power of Attorney (included in signature page). [Previously Filed.]